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                     [REED SMITH SHAW & MCCLAY LETTERHEAD]

                                                October 10, 1997

                                                                     Exhibit 8.1

Carey Diversified LLC
50 Rockefeller Plaza
New York, New York 10020

Gentlemen:

        You have requested our opinions with respect to certain Federal income tax matters in connection with the consolidation by merger (the "Consolidation") of nine public limited partnerships in the Corporate Property Associates series of limited partnerships as more fully described in the Registration Statement on Form S-4, Registration No. 333-________ (the "Registration Statement"), and the Prospectus included therein filed by Carey Diversified Properties LLC (the "Company" or "LLC") with the Securities and Exchange Commission. All terms used herein have the respective meanings set forth in the Prospectus.

        We have acted as counsel to the Company and the Partnerships with respect to the Consolidation. This letter is for delivery in connection with the proposed Consolidation as described in the Prospectus and is intended to confirm as of the date hereof certain opinions described in the "Income Tax Consequences" section of the Prospectus. This letter and the opinions expressed or confirmed herein are for delivery to the Company and the Partnerships and may be relied upon only by those investors who own or acquire partnership Units on or before the Consolidation described in the Registration Statement.

        In rendering or confirming the opinions stated below and referred to in the Prospectus, we have examined and relied upon the following:

        1. Forms of Amended and Restated Agreements of Limited Partnership for the Partnerships;

        2. Amended and Restated Limited Liability Company Agreement of Carey Diversified Properties LLC (hereinafter the "Operating Agreement");

        3. Form of Certificate of Merger of the Partnerships;
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Carey Diversified LLC
October 10, 1997
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        4. Form of Bylaws of Carey Diversified Properties LLC;

        5. The Prospectus and the Registration Statement;

        6. Combined Balance Sheets of the Partnerships as of December 31, 1995 and 1996, and for the three months ended June 30, 1997 (Unaudited), and related notes thereto, prepared by Coopers & Lybrand, LLP, Certified Public Accountants;

        7. Combined Statements of Cash Flows of the Partnerships for the years ended December 31, 1994, 1995 and 1996 and for the three months ended June 30, 1996 and 1997 (Unaudited), and related notes thereto, prepared by Coopers & Lybrand, LLP, Certified Public Accountants;

        8. Combined Statements of Partners' Capital of the Partnerships for the years ended December 31, 1994, 1995 and 1996 and for the three months ended June 30, 1997 (Unaudited), and related notes thereto, prepared by Coopers & Lybrand, LLP, Certified Public Accountants;

        9. Balance Sheet of the Company as of August 31, 1997 (Audited), prepared by Coopers & Lybrand, LLP, Certified Public Accountants;

        10. Such other documents, records and instruments as we have deemed necessary in order to permit us to render and confirm the opinions referred to herein.

        In our examination, in those cases in which we have not been involved directly in the preparation, execution or the filing of a document, we have assumed that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity.

        For purposes of rendering and confirming the opinions stated below and referred to in the Prospectus, we have assumed and have relied on the following:

        (a) The truth and accuracy of the statements contained in the Prospectus;

        (b) The truth and accuracy of the Balance Sheets and related Notes thereto of the Partnerships and the Company as of the date thereof, and their preparation in accordance with
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REED SMITH SHAW & MCCLAY

Carey Diversified LLC
October 10, 1997
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generally accepted accounting principles and the applicable standards of the American Institute of Certified Public Accountants, respectively; and

        (c) The representations, views and beliefs of the General Partners referred to in the "Income Tax Consequences" section and elsewhere in the Prospectus are true, correct and accurate.

        With respect to opinion (1) rendered below, we have additionally assumed and have relied on the following:

        (a) That the Partnerships have been organized and have been and will be operated at all times during their existence in accordance with the provisions of the Partnership Agreements, the description of their organization and operation contained in the Prospectus, and all applicable state statutes pertaining to limited partnerships, and the Partnership Agreements will not be amended or modified in any manner which would adversely affect the classification of the Partnerships as a partnership for Federal income tax purposes;

        (b) That the Company will be organized and operated at all times during its existence in accordance with the provisions of the Operating Agreement, the description of its organization and operation contained in the Prospectus, and all applicable state statutes pertaining to Limited Liability Companies, and the Operating Agreement will not be amended or modified in any manner which would adversely affect the classification of the Company as a partnership for Federal income tax purposes; and

        (c) That the Company will satisfy the gross income requirements of Code
Section 7704(c)(2).

        Our opinions stated below and confirming those referred to in the Prospectus are based upon the California Revised Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the Code, final and proposed Treasury Regulations, legislative history, published administrative positions of the IRS and court decisions, all as of the date of this letter. We can furnish no assurance that changes in the relevant statutes, regulations, administrative positions or court decisions will not be made in the future which would modify or supersede our opinions.

        Additionally, our opinions are not binding on the IRS or the courts and there can be no assurance that the IRS will not




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REED SMITH SHAW & MCCLAY

Carey Diversified LLC
October 10, 1997
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assert positions contrary to our opinions or that a court considering the issues would not agree with the IRS. Our opinions represent our conclusions based upon the documents, facts and assumptions referred to above, any modifications to or changes of which might affect our opinions. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not attempted to verify independently each of the facts and assumptions referred to above. On the other hand, nothing has come to our attention which would cause us to question such facts and assumptions.

     In rendering our opinions stated below and confirming those referred to in the Prospectus, we have considered the relevant professional standards, including those expressed in American Bar Association Formal Opinion 346 (Revised), January 29, 1982, and have considered all material tax issues which have a reasonable probability of being challenged by the IRS. Furthermore, although we believe that the Prospectus contains full and fair disclosure of such material tax issues, we can provide no assurance that the IRS will not challenge the Federal income tax positions taken by the Company, the Partnership or the Partners on grounds not disclosed in the Prospectus.

     Finally, we express no opinion on any Federal income tax matter or other matter except those set forth or confirmed below. Specifically, for the reasons set forth in the Prospectus, it is not possible for us to reach a conclusion as to the likely outcome (either favorable or unfavorable) of certain Federal income tax matters, including but not limited to: (1) whether the sale or disposition of any asset of the Partnership might, at that time, be treated as being to a customer of the Partnership and in the ordinary course of the Partnership's trade or business, thereby resulting in the entire gain recognized upon such sale or disposition being treated as ordinary income rather than capital gain; (2) whether the Partnership's allocation of basis between land and depreciable improvements will be respected for purposes of computing depreciation or cost recovery (ACRS) deductions and whether the Partnership's allocation between real estate assets and stock or warrants will be respected;
(3) whether expenses incurred by the Partnership prior to the time it was or is engaged in an active trade or business will be deductible or required to be capitalized, and if the latter, whether amortizable; and (4) whether the Company's or the Partnerships' allocations of tax items have substantial economic effect.

     Based upon and subject to the foregoing:


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Carey Diversified LLC
October 10, 1997
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  1.    We are of the opinion that the Company and the Partnerships will be classified as partnerships and not as associations taxable as corporations for Federal income tax purposes.

  2. No Partnership will be treated as a corporation for Federal income tax purposes pursuant to Section 7704 of the Code if, in each of its taxable years, either it is not a "publicly traded partnership", as that term is defined in
Section 7704(b) of the Code, or 90% or more of the Partnership's gross income consists of "qualifying income", as defined in Section 7704(d) of the Code.

  3. The Company will not be treated as a corporation for Federal income tax purposes pursuant to Section 7704 of the Code if, in each of its taxable years, 90% or more of the Company's gross income consists of "qualifying income," as defined in Section 7704(d) of the Code.

  4. Unitholders who become Shareholders will not recognize gain or loss as a consequence of the Consolidation, except to the extent by which (a) the excess of (i) a Unitholder's share of his Participating Partnership's liabilities immediately before the Consolidation over (ii) that Unitholder's share of the liabilities of the Company immediately after the Consolidation exceeds (b) the Unitholder's basis in his Partnership interest immediately before the Consolidation.

  5. Subsidiary Partnership Unitholders will not recognize gain or loss as a consequence of the Consolidation, except to the extent by which (a) the excess of (i) a Subsidiary Partnership Unitholder's share of his Participating Partnership's liabilities immediately before the Consolidation over (ii) that Subsidiary Partnership Unitholder's share of the liabilities of his Participating Partnership immediately after the Consolidation exceeds (b) the Subsidiary Partnership Unitholder's basis for his Partnership interest immediately before the Consolidation.

  6. We are of the opinion that the "Income Tax Consequences" section of the Prospectus accurately reflects the material Federal income tax considerations of the Consolidation and of investing in Shares and that, in the aggregate, the remaining Federal income tax consequences of owning Shares in the Company referred to in the Prospectus will occur or be realized by the Shareholders.


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        7. We hereby confirm that each of the statements in the Prospectus in which it is stated that counsel has advised the Company or Partnerships of an opinion as to the probable outcome of an issue if the issue were fully litigated in court accurately reflects our current opinion as to such issue.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference of this firm in the Prospectus in "Legal Matters."

                                Very truly yours,


                                /s/ Reed Smith Shaw & McClay

                                REED SMITH SHAW & McCLAY

WLK/dz